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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(AMENDMENT NO. 14)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Emperor Mines Limited
(Name of Subject Company)

Australia
(Jurisdiction of Subject Company's Incorporation or Organization)

Durban Roodepoort Deep, Limited
(Name of Person(s) Furnishing Form)

Ordinary Shares
American Depositary Shares
(Title of Class of Subject Securities)

Copies to
 Robert H. Williams
Skadden, Arps, Slate, Meagher & Flom (International)
Level 13, 131 Macquarie Street
Sydney N.S.W. 2000
Tel: (011-612) 9253-6000
Fax: (011-612) 9253-6044
(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to
Receive Notices and Communications on Behalf of Person Furnishing Form)

March 26, 2004
(Date Tender Offer/Rights Offering Commenced)

PART I—INFORMATION SENT TO SECURITY HOLDERS

Item 1.    Home Jurisdiction Documents

  (a)
  On July 28, 2004, Durban Roodepoort Deep, Limited ("DRD") lodged a Fifth Supplementary Bidder's Statement with the Australian Securities and Investments Commission, a copy of which is attached as Exhibit 1.

  (b)
  Not applicable.

Item 2.    Informational Legends

        A legend compliant with Rule 802(b) under the Securities Act of 1933, as amended, has been included in the Bidder's Statement of Durban Roodepoort Deep, Limited.

PART II—INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

  (1)
  Not applicable.

  (2)
  Not applicable.

  (3)
  Not applicable.

PART III—CONSENT TO SERVICE OF PROCESS

        Durban Roodepoort Deep, Limited has previously filed with the Securities and Exchange Commission an Irrevocable Consent and Power of Attorney on Form F-X.

2

PART IV—SIGNATURES

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

By:	/s/ IAN MURRAY Name: Ian Murray Title: Chief Executive Officer & Chief Financial Officer

        July 28, 2004

3

Exhibit Index

Exhibit No.	Document
1	Fifth Supplementary Bidder's Statement lodged with the Australian Securities and Investments Commission on July 28, 2004.

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PART I—INFORMATION SENT TO SECURITY HOLDERS
PART II—INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
PART III—CONSENT TO SERVICE OF PROCESS
PART IV—SIGNATURES
Exhibit Index